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PRESIDENTIAL LIFE CORPORATION
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Presidential Life Responds to Mr. Kurz’s Last-Ditch Effort to
Reinstall Himself as CEO

Nyack, N.Y. (January 8, 2010) — Presidential Life Corporation (“Presidential Life” or “the Company”) (Nasdaq: PLFE), a leading life insurance company, responded to today’s press release issued by the former Chairman and CEO, Herbert Kurz.  The Company notes the transparent, self-serving purpose of Mr. Kurz’s so-called plan at this late juncture in his consent solicitation campaign.  Today’s statement by Mr. Kurz represents a marked departure from his prior statements about the strategic direction of the Company.  Mr. Kurz has never before recommended this course of action, either within the boardroom or otherwise.  The Company believes that Mr. Kurz’s statement about the formation of a “strategic alternative committee” is nothing more than a last-minute tactic devised by Mr. Kurz as part of his ill-conceived effort to reinstall himself as CEO.

William M. Trust, Jr., Lead Independent Director of Presidential Life, commented: “Today's announcement is out of line with previous statements by Mr. Kurz and underscores the fact that he has no strategic plan to offer.  As Mr. Kurz well knows, the Board of Directors is keenly aware of its fiduciary duties and routinely evaluates the Company’s strategic options on an ongoing basis.  At this time, the Board is focused on delivering against its previously announced three-year strategic plan and generating value for all its stockholders.”

About Presidential Life
Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities and life insurance products to financial service professionals and their clients. Headquartered in Nyack, New York, the Corporation was founded in 1969 and, through the Insurance Company, markets its product in 49 states and the District of Columbia. For more information, visit our website www.presidentiallife.com.

Contacts

Brunswick Group
Stan Neve / Greg Faje
212-333-3810